UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2015

Five Oaks Investment Corp.
(Exact name of registrant as specified in its charter)

Maryland	001-35845	45-4966519
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

540 Madison Av., 19th Floor New York, New York	10022
(Address of principal executive offices)	(Zip Code)

(212) 257-5073
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(b) Departure of Directors.

On December 16, 2015, Five Oaks Investment Corp. (the “Company”) issued a press release announcing the resignation of Thomas M. Pearce Jr. as a director of the Company, effective December 15, 2015.

Item 7.01 Regulation FD Disclosure.

In the press release, the Company also declared its first quarter 2016 dividend rates.

In addition, the Company announced that its Board of Directors has authorized a stock repurchase program for up to $10 million of the Company’s common stock.

Pursuant to, and as part of, its stock repurchase program, the Company also announced its adoption of a Rule 10b5-1 plan under which the Company may repurchase its common stock at times when the Company would not ordinarily be in the market due to the Company’s trading policies or the possession of material non-public information. The timing and extent of the repurchases under the Rule 10b5-1 plan are subject to SEC regulations as well as certain price, market volume and timing constraints specified in the plan.

The Company also announced that it obtained approval from Federal Home Loan Bank of Indianapolis (“FHLBI”) to fund its acquisition of prime jumbo loans.

A copy of the press release announcing the resignation of Thomas M. Pearce Jr., the declaration of dividend rates, the stock repurchase program and the FHLBI approval is furnished herewith as Exhibit 99.1 to this current report on Form 8-K and is incorporated herein by reference. The information contained in this Current Report on Form 8-K (including Exhibit 99.1) is being furnished by the Company pursuant to Item 7.01 of Form 8-K in satisfaction of the public disclosure requirements of Regulation FD.

The information disclosed under this Item 7.01, including Exhibit 99.1 hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1 - Press Release of Five Oaks Investment Corp., December 16, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Five Oaks Investment Corp.

December 16, 2015	By:	/s/ David Oston
David Oston
Chief Financial Officer, Secretary and Treasurer